Exhibit 10.34

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”), dated December 1, 2019, is entered into between Pamela Marrone (“Consultant”) and Marrone Bio Innovations, Inc., a Delaware corporation (the “Company”).

WHEREAS, for the parties’ mutual benefit, following Consultant’s retirement from service as an employee and Chief Executive Officer of the Company pursuant to that certain Employment Separation Agreement, dated as of December 1, 2019, by and between Consultant and the Company (the “Separation Agreement”), the Company would like to engage the services of Consultant, and Consultant would like to provide consulting services to the Company on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and premises set forth in this agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1. CONSULTING SERVICES.

a. Term. The term of Consultant’s service as a consultant to the Company will commence on the day immediately following the Retirement Date (as defined in the Separation Agreement), and will continue for a term of three years thereafter, unless terminated earlier as set forth below, or extended by mutual agreement of the Company and the Consultant (the “Consulting Period”).

b. Services. Consultant agrees to provide consulting services to the Company as requested by the Chief Executive Officer from time to time during the Consulting Period and reporting to the Chief Executive Officer (the “Services”). The scope, timing and other terms of the Services and related deliverables will be as mutually agreed to between Consultant and the Company’s Chief Executive Officer from time to time, each in their sole discretion, but initially such Services shall be as set forth on Exhibit A. Participation in internal meetings at the Company or any subsidiaries or other affiliates (other than meetings of the Company’s Board of Directors (the “Board”) or any committee’s thereof in which Consultant is a member) will be by invitation only. During the Consulting Period, Consultant will have the title of Founder.

2. CONSULTING FEES.

a. Monthly Consulting Fees. Subject to Consultant’s satisfactory provision of the consulting services during the Consulting Period, Consultant will be paid a consulting fee of $19,583.33 per month (the “Monthly Consulting Fees”), in arrears commencing the month after the Retirement Date.

1

b. RSU Grant. Additionally, as consideration for Consultant’s provision of consulting services during the Consulting Period, subject to approval by the Board, the Company will grant Consultant 1,250,000 restricted stock units (the “RSUs”) under the Company’s 2013 Stock Incentive Plan, as amended (the “Plan”), as soon as practicable after the Retirement Date. The RSUs will vest in 1/3 installments on each of the first three anniversaries of the Retirement Date, subject to Consultant’s “Continuous Service” (as that term is defined in the Plan, except that solely with respect to the RSUs described in this paragraph, Consultant’s continued service as a Board director without continued service as a consultant shall not be deemed “Continuous Service”) through the applicable vesting dates. The RSUs will be granted pursuant to the Company’s standard form of time-vesting RSU agreement, provided that the RSUs will settle immediately upon vesting.

c. Expenses. Travel expenses reasonably incurred by Consultant directly relating to Consultant’s provision of consulting services during the Consulting Period are eligible for reimbursement by the appropriate affiliate with respect to which the consulting services are being performed; provided that such travel expenses are pre-approved by the Company (acting through its Chief Executive Officer) and within the scope of agreed upon consulting activities; and further provided that such expenses are reasonable, properly documented and otherwise in accordance with Company policies for travel expense reimbursement.

d. No Other Benefits. During the Consulting Period, Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement plans (other than with respect to vested benefits as of the Retirement Date, including the COBRA benefits described in the Separation Agreement), or any other fringe benefits or benefit plans offered by the Company to its employees, nor will Consultant be provided an office or office support other than for processing of expenses.

3. TERMINATION

a. Termination Event under Separation Agreement. Unless explicitly waived by the Company, this Agreement (and the Consulting Period, if already commenced) shall terminate automatically if there shall have been a Termination Event (as defined in the Separation Agreement).

b. Termination on Notice. The Consultant may terminate the Consulting Period prior to the third anniversary of the Retirement Date by providing not less than thirty (30) days advance written notice. The Company may not terminate the Consulting Period or this Agreement except pursuant to Sections 3(a), 3(c), 3(d), 3(e) or 3(f).

2

c. Termination in Connection with Change in Control. The Company may terminate the Consulting Period within eighteen (18) months of the date on which the Company shall have completed a Change in Control, where “Change in Control” shall mean any of the following transactions, provided, however, that the Company shall determine under parts (iii) and (iv) whether multiple transactions are related, and its determination shall be final, binding and conclusive: (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Company common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Company determines shall not be a Change in Control; (iv) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Company determines shall not be a Change in Control; provided that any such transaction must also constitute a “change in the ownership or effective control, or in the ownership of a substantial portion of the assets” (as defined in Section 409A) of the Company.

d. Default or Breach. If either party defaults in the performance of this Agreement or the Separation Agreement, or materially breaches any of their respective provisions, the non-breaching party may terminate this Agreement (and the Consulting Period, if then commenced) by giving written notification to the breaching party. Such termination will be effective fifteen days after written notification is provided to the breaching party unless such breach is unable to be cured, in which case no fifteen day notice period shall be required. For purposes of this section, material breach of this Agreement includes, but is not limited to the following: (i) failure of Consultant to materially provide the Services following the commencement of the Consulting Period, (ii) failure of the Company to pay for Consultant’s Services within sixty (60) days after receipt of Consultant’s written demand for payment when due, or (iii) any failure of Consultant, whether due to bad faith, negligence or otherwise, to comply with Section 1(d) of the Separation Agreement or Section 9(c) of this Agreement regarding Company representation, Section 6 of this Agreement regarding confidential information, or Section 8 of this Agreement regarding non-solicitation.

e. Duty of Loyalty. The Company may terminate the Consulting Period immediately if, during the Consulting Period, and during such time as Consultant remains in service as a member of the Board, without the prior written consent of the Company, Consultant performs services for any business operating in the biological agricultural products space, other than the Company or its affiliates, or Ospraie Management, LLC (“Ospraie”) or its affiliates (a “Biologicals Business”), provided that the Company’s consent is not to be unreasonably withheld if such business is not competitive with the Company and Consultant’s service to such business would not be inconsistent with her duty of loyalty to the Company. For the purposes of this Section 3(e), the Company hereby consents to Consultant’s continued service as an advisor to Pheronym, Inc. (provided there are no material changes to the scope of such services), as well as her performance of services for any educational or other charitable nonprofit institutions, any mutual benefit organizations in which the Company is a member, for any industry research organizations and for any institutional, private equity, venture capital, sovereign wealth or other financial investor, including Ospraie and its affiliates (but not for any strategic or corporate investor and not for any subsidiary, portfolio company or other investee of any of the foregoing operating in the biological agricultural products space).

3

f. Other Termination Grounds. The Company may terminate the Consulting Period immediately if the Consultant has (i) (x) committed a material breach of any surviving terms of the Employee Confidential Information and Assignment of Inventions Agreement between the Consultant and the Company (the “Inventions and Restrictive Covenant Agreement”) or any other material written policy of the Company, or (y) negligently or in bad faith breached the surviving terms of the Inventions and Restrictive Covenant Agreement, whether or not such breach is material, in each case which breach is not cured to the satisfaction of the Chief Executive Officer within fifteen days after written notice of such breach is provided to the Consultant from the Chief Executive Officer (unless the Chief Executive Officer determines that such breach is unable to be cured, in which case no fifteen day notice period shall be required), (ii) been indicted for any felony or convicted of a crime involving dishonesty or physical harm to any person, (iii) engaged in dishonesty, unethical conduct, gross negligence or willful misconduct in the performance of her duties to the Company which has resulted in, or is reasonably expected to result in, material injury to the business or reputation of the Company, (iv) engaged in conduct which constitutes a material violation of federal or state law relating to the Company or its business, (v) misappropriated assets of the Company or (viii) been under the influence of alcohol or illegal drugs (or has engaged in abusive use of legal drugs) in performing the Services.

g. Effect of Termination. If this Agreement becomes automatically terminated pursuant to Section 3(a), the Consulting Period will not commence or, if commenced, will automatically terminate, the Parties will have no rights or obligations under Section 1, and all of Consultant’s then-unvested RSUs and all of Consultant’s unexercised stock options (whether or not vested) will immediately be forfeited and Consultant will have no further rights with respect to such awards. If Consultant terminates the Consulting Period pursuant to Section 3(b), Consultant will not be entitled to any further Monthly Consulting Fees, all of Consultant’s unvested RSUs granted pursuant to Section 2(b) of this Agreement will immediately be forfeited, and the treatment of Consultant’s other equity awards will be governed by the terms of the applicable award agreement and plan pursuant to which the restricted stock units and other equity awards were granted, with no accelerated vesting due to the termination. If the Company terminates this Agreement pursuant to Section 3(c), or if Consultant terminates the Consulting Period pursuant to Section 3(d), Consultant will receive a lump sum payment within sixty (60) days of such event equal to the sum of the then remaining Monthly Consulting Fees payable under this Agreement through the third anniversary of the Retirement Date and all of Consultant’s unvested RSUs granted pursuant to Section 2(b) of this Agreement will become immediately vested and settle and her vested stock options shall remain outstanding and be exercisable via cashless “net exercise” until three months after the later of (i) Consultant’s termination of service as a director and (ii) the third anniversary of the Retirement Date. If the Company terminates the Consulting Period pursuant to Section 3(d) or Section 3(f), Consultant will not be entitled to any further Monthly Consulting Fees, all of Consultant’s unvested RSUs granted pursuant to Section 2(b) of this Agreement and all of Consultant’s unexercised stock options (whether or not vested) will immediately be forfeited and Consultant will have no further rights with respect to such awards. If the Company terminates the Consulting Period pursuant to Section 3(e), Consultant will not be entitled to any further Monthly Consulting Fees, and all of Consultant’s unvested RSUs granted pursuant to Section 2(b) of this Agreement will immediately be forfeited and Consultant will have no further rights with respect to such awards, and all of Consultant’s unvested stock options will immediately cease vesting and shall terminate within 90 days of the termination of the Consulting Period. The provisions of Sections 3 through 17 of this Agreement shall survive any termination of the Consulting Period or this Agreement.

4

4. RELATIONSHIP OF THE PARTIES AND CONSULTANT COVENANTS.

a. Independent Contractor Status. Consultant will perform the Services as an independent contractor (not an employee). During the Consulting Period, Consultant shall not have, nor shall Consultant hold herself out as having, any authority to create any contract or obligation, express or implied, which is binding upon the Company. Consultant agrees that she will not at any time, before any court, tribunal, administrative body or governmental agency or authority, assert or attempt to assert an employment relationship with the Company following the Retirement Date.

b. Standard of Care. Consultant shall comply with all applicable laws in connection with or related to the performance of the Services, and will perform the Services professionally and with due care.

5. DEFENSE AND INDEMNITY.

a. Indemnification of Company by Consultant. Consultant agrees to indemnify, defend, and hold harmless the Company, and the Company’s officers, directors, employees and shareholders, from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees and costs (collectively, “Claims”), that the Company may incur or suffer that result from, or are related to, any breach or failure of Consultant to perform any of the covenants, representations, warranties, and agreements in this Agreement.

b. Indemnification of Consultant by Company. The Company agrees to indemnify, defend, and hold harmless the Consultant from and against any and all Claims that Consultant may incur or suffer arising from the performance of any Services requested by the Chief Executive Officer of the Company, except to the extent arising from Consultant’s gross negligence, reckless or willful misconduct, or breach or failure to perform any of the covenants, representations, warranties, and agreements in this Agreement.

5

6. CONFIDENTIAL INFORMATION.

a. Confidentiality; Limited Use. Consultant acknowledges that she is presently in possession of Confidential Information of the Company, and that the Company and its affiliates may disclose Confidential Information to Consultant to enable her to perform the Services. Consultant agrees that, except as required by law, regulatory directive, or judicial order, she will not, without the prior written consent of the Company, during the Consulting Period or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any Confidential Information of the Company or any of its affiliates, or use, lecture upon or publish any of the Confidential Information, except to the extent such disclosure, use or publication may be required in direct connection with Consultant’s performing requested Services for the Company or is expressly authorized in writing by the Chief Executive Officer of the Company. In addition, Consultant understands that the Company has received and in the future will receive from third parties confidential or Confidential Information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Consulting Period and thereafter, Consultant will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except in connection with Consultant’s performing requested Services for the Company, or as expressly authorized in writing by the Chief Executive Officer of the Company. For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, any and all trade secrets, records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, or financial information of the Company or any of its affiliates, plans, or any other information of whatever nature in the possession or control of the Company which has not been published or disclosed to the general public (other than by acts of Consultant or her agents in violation of this Agreement), or which gives to the Company or any of its affiliates an opportunity to obtain an advantage over competitors who do not know of or use it.

b. No Improper Use of Materials. Consultant agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents obtained by Consultant from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Consultant has authorization from such third party for the possession and unrestricted use of such materials.

c. Return of Property. Upon termination of the Consulting Period for any reason, Consultant shall be obligated to promptly return to the Company—and not retain any copies of—all the Company property, including, without limitation, all documents and data in whatever form maintained, Confidential Information, Third Party Information, computer hardware or software, files, papers, memoranda, correspondence, client lists, employee information, financial records and information, credit cards, keys, access cards, tape recordings, pictures and any other items of any nature which were or are the property of the Company (provided that Consultant will be permitted to keep her Company-issued cell phone, cell phone number, laptop and iPad).

6

7. ASSIGNMENT OF INTELLECTUAL PROPERTY.

a. Inventions. Consultant agrees that any and all ideas, inventions, discoveries, improvements, know-how and techniques that the Consultant conceives, reduces to practice or develops (a) during the Consulting Period, alone or in conjunction with others, during or as a result of specifically in connection with and pertinent to performing the Services for the Company under this Agreement or (b) if arising out of access or use to, or based in whole or in part on, Confidential Information, after termination of the Consulting Period (collectively, the “Inventions”) shall be the sole and exclusive property of the Company.

b. Unrelated Inventions. For the avoidance of doubt, Inventions shall not include any Inventions that do not principally relate to the Company’s business, expertise and skills and that can be used, subject to Sections 6, 8 and 9(a) hereof, in other contexts without negative impact on the Company’s business or operations (“Unrelated Inventions”), provided that Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Unrelated Invention developed under this Agreement, Consultant hereby grants the Company a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicensees), worldwide right and license to reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of the Company) all or any portion of such Unrelated Invention in connection with developing, enhancing, marketing, distributing or providing, maintaining or supporting, or otherwise using or exploiting, Company products and services, in any form or media (now known or later developed), without any obligation to account to Consultant or any third party.

c. Assignment. Consultant hereby assigns and agrees to assign to the Company to the fullest extent permitted by law all right, title and interest in and to all Inventions. Consultant hereby designates the Company as her agent for, and grants to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the foregoing assignments from the Consultant to the Company.

d. Cooperation. Consultant further agrees to cooperate and provide reasonable assistance to the Company to obtain and from time to time enforce United States and foreign patents, copyrights, and other rights and protections claiming, covering or relating to the Inventions in any and all countries including, without limitation,

i. promptly notifying the Company in writing of full details of any Inventions in particular to enable Company to file for patent rights with the earliest possible priority date;

ii. doing all such acts and things and sign all such deeds and documents as may be necessary to vest full right, title and interest in and to any Inventions;

7

iii. not to registering nor attempting to register any registerable rights in the Confidential Information or Inventions unless requested to do so by Company; and

iv. keeping proper notes and records of the conception or generation of any Confidential Information or Inventions.

e. Publications. Consultant agrees to submit to the Company any proposed publication that contains any discussion relating to the Company’s Confidential Information, Inventions or work performed by Consultant for the Company hereunder. Consultant further agrees that no such publication shall be made without the prior written consent of the Company, which consent shall not be unreasonably withheld. Any such consent shall be given with sixty (60) days.

f. Full and Adequate Consideration. Consultant acknowledges that no further remuneration or compensation other than that provided for in this Agreement is or may become due to Consultant in respect of the performance of the obligations under this Section 7.

8. NON-SOLICITATION. Consultant agrees that, during the period commencing on the Effective Date and ending on the later of (i) the termination of the Consulting Period and (ii) the termination of Consultant’s service as a Board director, Consultant shall not, in any capacity, whether for her own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (A) solicit, divert or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including any subsidiary or other affiliate), to terminate his, her or its relationship with the Company (including any subsidiary or other affiliate), (B) hire any such officer, director, employee, consultant or representative so solicited, diverted or encouraged, or (C) solicit, divert or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including any subsidiary or other affiliate) to become officers, directors, employees, agents, consultants or representatives of another business, enterprise or entity; provided, that solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 8. In addition, Consultant shall not be in violation of this Section 8 solely by providing a reference for a former employee of the Company.

9. OTHER OBLIGATIONS.

a. No Conflicts. Consultant represents that her performance of all of the terms of this Agreement and the performing of the Services for the Company do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any Confidential Information (defined below) of another entity acquired by Consultant in confidence or in trust prior to the date of this Agreement. Consultant hereby agrees not to enter into any agreement that conflicts with this Agreement, and, in order to enable the Company to confirm and monitor compliance with the terms of this Section 9(a), the other terms of this Agreement and the surviving terms of the Inventions and Restrictive Covenants Agreement, Consultant agrees to provide the Company with fifteen (15) days’ notice prior to performing, or entering into an agreement to perform, services for any Biologicals Business.

8

b. Litigation Cooperation. Consultant agrees that Consultant will cooperate fully with the Company in connection with any existing or future litigation involving the Company, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Consultant’s cooperation necessary. The Company shall pay all reasonable, documented travel and other expenses incurred by the Consultant in connection therewith as long as such expenses and costs are approved in advance in writing by the Company.

c. No Representation of Company. With the exception of the duties and responsibilities set forth in this Agreement and Consultant’s duties and responsibilities as a member of the Board, Consultant acknowledges and agrees that will not have the authority to bind the Company or any of its subsidiaries or other affiliates.

10. ENTIRE AGREEMENT. The Company and Consultant each represents and warrants that no promise or inducement has been offered or made except as herein set forth and that the consideration stated herein is the sole consideration for this Agreement. This Agreement (including the exhibits hereto) constitute the complete and entire agreement, and states fully all agreements, understandings, promises and commitments between the Company and Consultant relating to the subject matter hereof. This Agreement supersedes and cancels any and all other negotiations, understandings and agreements, oral or written, respecting the subject matter hereof, including, without limitation, any offer letters, change in control agreements or other employment agreements between Consultant and the Company or any of its subsidiaries or other affiliates (other than the Inventions and Restrictive Covenant Agreement, which remains in full force and effect to the extent by its terms it survives termination of Consultant’s employment, and other than the third sentence of Paragraph 8(a) of the Inventions and Restrictive Covenant Agreement, which the Company hereby waives), provided, for the avoidance of doubt, that this Agreement does not supersede or cancel the Separation Agreement. This Agreement may not be modified except by an instrument in writing signed by the party against whom the enforcement of any waiver, change, modification, or discharge is sought.

11. ASSIGNABILITY; SUCCESSORS; GOVERNING LAW. This Agreement is personal to Consultant, and Consultant may not assign, pledge, delegate or otherwise transfer to any person or entity any of Consultant’s rights, obligations or duties under this Agreement. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets, regardless of whether such party executes and delivers any assumption agreement, or any other successor that becomes bound by the terms of this Agreement by operation of law. This Agreement shall be governed by, construed in accordance with, and enforced pursuant to the laws of the State of California without regard to principles of conflict of laws. Consultant consents to venue and personal jurisdiction in the appropriate state of federal court in California for disputes arising under this Agreement.

9

12. ENFORCEABILITY. Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective. The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

13. ARBITRATION. The Company and Consultant each agrees that any and all disputes arising out of the terms of this Agreement and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the Judicial Arbitration and Mediation Services (“JAMS”) in San Francisco County, California, who will be selected and appointed consistent with the Comprehensive Arbitration Rules and Procedures of JAMS (the “JAMS Rules”). Any arbitration will be conducted in a manner consistent with the JAMS Rules, supplemented by the California Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking provisional relief (including a temporary restraining order or preliminary injunction) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Consultant’s obligations under this Agreement and the Company’s form of confidential information agreement.

14. COUNTERPARTS. This Agreement may be executed in counterparts, each of which together constitute one and the same instrument. Signatures delivered by facsimile or email PDF shall be effective for all purposes.

15. NOTICES. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Consultant, mailed notices will be addressed to her at the home address which she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s Chief Executive Officer or General Counsel.

10

16. NO CONSTRUCTION AGAINST DRAFTER. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

17. TAXES.

a. Notwithstanding anything to the contrary in this Agreement, the Company may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations; however, the Company will not be responsible for withholding or paying any income, payroll, or other applicable taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on Consultant’s behalf with respect to any compensation or benefits provided for Consultant’s services as a consultant. Notwithstanding the foregoing, Consultant shall be responsible for the payment of Consultant’s portion of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to Consultant under this Agreement, and in no event will Consultant be entitled to any reimbursement, gross-up, indemnification or other reimbursement for any taxes Consultant may incur under this Agreement or otherwise in connection with services provided to the Company or any subsidiary or other affiliate thereof.

b. Notwithstanding anything to the contrary in this Agreement:

i. Consultant and the Company agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. However, the Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Consultant understands and agrees that Consultant shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Consultant on account of noncompliance with Section 409A and in no event will the Company, any of its subsidiaries or other affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on the Consultant under Section 409A or any damages for failing to comply with Section 409A.

ii. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i) and Monthly Consulting Fee payments pursuant to Section 2(a) of this Agreement are intended to constitute a series of separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Consultant incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

[Signatures appear on following page]

11

The parties have duly executed this Consulting Services Agreement as of the date first written above.

MARRONE BIO INNOVATIONS, INC.

By	/s/ Robert Woods
Name:	Robert Woods
Title:	Chairman of the Board

CONSULTANT

By:	/s/ Pamela G. Marrone
Pamela G. Marrone

Exhibit A

INITIAL SCOPE OF SERVICES

***